Exhibit 10.1

Assignment of Shares and Assumption of Obligations

WHEREAS, on December 6, 2000, PubliCARD, Inc. (“Assignor”) purchased 60,058 shares of Series A Preferred Stock (the “Series A Preferred Stock”) of TECSEC, Incorporated ("TECSEC") pursuant to the Series A Preferred Stock Purchase Agreement between Assignor and TECSEC;

WHEREAS, in connection with the purchase of the shares of Series A Preferred Stock, Assignor and TECSEC entered into the Investor Rights Agreement (the “Investor Rights Agreement”) and Assignor, TECSEC and certain other parties entered into the Right of First Refusal and Co-Sale Agreement (the “Right of First Refusal and Co-Sale Agreement”);

WHEREAS, Sallyport Investment Partnership, a Partnership (the “Assignee”) desires to acquire the shares of Series A Preferred Stock held by Assignor and the rights of Assignor under the Series A Preferred Stock Purchase Agreement, Investor Rights Agreement and Right of First Refusal and Co-Sale Agreement that may be assigned by Assignor and to assume Assignor’s obligation thereunder; and

WHEREAS, TECSEC has consented to the transactions contemplated hereby.

NOW THEREFORE, Assignor and Assignee hereby agree as follows:

1.
Assignor hereby assigns and transfers to Assignee its right, title and interest in and to the 60,058 shares of Series A Preferred Stock of TECSEC held by it (the “Shares”) and Assignee hereby delivers in connection with such assignment and the other transactions contemplated hereby a check in the amount of $150,000 in immediately available funds, payable to Assignor.

2.
Assignee hereby undertakes to use its best efforts transfer to Assignor or cause to be issued to Assignor two and one-half percent (2 1/2%) of common stock (fully diluted) to Assignor for no additional consideration. This calculation of 2 1/2 % is to be computed as a percentage of TecSec’s existing common stock (fully diluted) plus common stock that may be issued as a result of Assignees financing of TecSec this year.

3.
Assignor hereby assigns to Assignee all rights under the Series A Preferred Stock Purchase Agreement, the Investor Rights Agreement and Right of First Refusal and Co-Sale Agreement that may be assigned by Assignor thereunder.

4.	Assignee hereby assumes all of Assignor’s obligations under the Investor Rights Agreement and Right of First Refusal and Co-Sale Agreement.

5.	Representations of Assignor:

a.
Assignor has the requisite corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Assignor and constitutes the legal, valid and binding obligations of Assignor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and general principles of equity.

b.
Assignor is the sole record and beneficial owner of the Shares, free and clear of any pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, voting trust agreement, or other adverse claim of any kind or nature whatsoever (“Liens”), and upon consummation of the transactions contemplated by this Agreement, Assignee will acquire good, valid and marketable title to the Shares, free and clear of any Liens. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Shares.

Dated: October 13, 2006

/s/Joseph E. Sarachek	/s/Thomas W. Charron Jr.
Chief Executive Officer	Thomas W. Charron Jr.
Principal
PubliCARD, Inc.	Sallyport Investment Partnership